UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2013 (March 7, 2013)

 BARNES & NOBLE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12302	06-1196501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

122 Fifth Avenue, New York, New York	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 633-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Employment Agreement with William J. Lynch, Jr.

Effective on March 7, 2013 (the “Lynch Effective Date”), Barnes & Noble, Inc. (the “Company”) entered into an amended and restated employment agreement with William J. Lynch, Jr. (the “Amended and Restated Lynch Agreement”), pursuant to which he will continue to serve as the Chief Executive Officer of the Company.  Mr. Lynch was previously employed as Chief Executive Officer of the Company pursuant to an employment agreement, dated as of March 17, 2010 (the “Prior Lynch Agreement”).  The Amended and Restated Lynch Agreement supersedes and amends and restates the Prior Lynch Agreement.  The term of the Amended and Restated Lynch Agreement will be for the period beginning on the Lynch Effective Date and ending on the second anniversary of the Lynch Effective Date, and the term will automatically renew for additional periods of one year, unless either party gives the other party 90 days’ prior written notice.

Pursuant to the Amended and Restated Lynch Agreement, Mr. Lynch will continue to serve as the Company’s Chief Executive Officer, reporting directly to the Company’s Board of Directors and, except as described below, will continue to be eligible for the same compensation and benefits and will generally be subject to the same terms and conditions as provided for in the Prior Lynch Agreement.

Pursuant to the Amended and Restated Lynch Agreement, Mr. Lynch will be entitled to a cash bonus in the amount of $1.8 million, payable within ten days of the Lynch Effective Date in respect of Mr. Lynch’s efforts in connection with the successful completion of the investment by Microsoft and Pearson in connection with the formation of Nook Media LLC (“Nook”).

The Amended and Restated Lynch Agreement also provides for the grant to Mr. Lynch in May, 2013 of restricted stock units in respect of shares of common stock of the Company equal to (i) the product of 300,000 and the closing price of the Company’s stock on the Lynch Effective Date, divided by (ii) the closing price of the Company’s stock on the grant date of such restricted stock units.  These restricted stock units will vest in three equal annual installments on the second, third and fourth anniversaries of the Lynch Effective Date.  Notwithstanding the foregoing, these restricted stock units will vest immediately in the event that, during the term of the Amended and Restated Lynch Agreement, Mr. Lynch is terminated by the Company without “cause” or he terminates for “good reason”.  In addition, in the event that the Company pays a cash dividend during the interim period between the Lynch Effective Date and the grant date of these restricted stock units, Mr. Lynch will be entitled to a cash payment on the grant date equal to the cash dividends that would have been paid on 300,000 restricted stock units had Mr. Lynch held such restricted stock units during such interim period.

The Amended and Restated Lynch Agreement provides that Mr. Lynch will be subject to certain restrictive covenants regarding competition, solicitation, confidentiality and disparagement.  The non-competition covenant applies during the term of the Amended and Restated Lynch Agreement and for the one-year period following termination of employment, the non-solicitation covenant applies during the term of the Amended and Restated Lynch Agreement and for the two-year period following termination of employment, and the confidentiality and non-disparagement covenants apply during the term of the Amended and Restated Lynch Agreement and at all times thereafter.

The Amended and Restated Lynch Agreement provides the Company with the right to assign Mr. Lynch’s employment to Nook as Chief Executive Officer of Nook in connection with a separation of Nook from the Company.  In the event of such an assignment, Mr. Lynch would be entitled to a cash retention bonus in the amount of $1.5 million.  Mr. Lynch would be required to repay the full bonus in the event his employment terminates during the one-year period after the assignment, except if Mr. Lynch is terminated without “cause” or he terminates for “good reason”.

The foregoing description of the Amended and Restated Lynch Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the Amended and Restated Lynch Agreement filed as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated March 7, 2013, between Barnes & Noble, Inc. and William J. Lynch, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARNES & NOBLE, INC.,

Date: March 8, 2013	By:	/s/ Eugene V. DeFelice
Name: Eugene V. DeFelice
Title: Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated March 7, 2013, between Barnes & Noble, Inc. and William J. Lynch, Jr.